Exhibit 99.1

Contacts:	Michele M. Peden Vice President, Marketing & Communication (615) 261-1580 mpeden@spheris.com

Brian P. Callahan Chief Financial Officer (615) 261-1551 bcallahan@spheris.com
For Immediate Release
October 8, 2008
SPHERIS AND COMMUNITY HEALTH SYSTEMS PROFESSIONAL SERVICES
CORPORATION SIGN FIVE-YEAR AGREEMENT FOR ALL OF CHS’ MEDICAL
TRANSCRIPTION TECHNOLOGY AND SERVICES
FRANKLIN, Tenn. — Spheris today announced it has entered into an exclusive, five-year agreement with Community Health Systems Professional Services Corporation (CHS), a subsidiary of the nation’s leading operator of community-based hospitals, to provide medical transcription technology and services to all of its affiliated hospitals.
“Spheris is honored to have been selected by CHS, and we believe it is a testament to our powerful blend of people, processes and technology,” said Spheris President and Chief Executive Officer Steven E. Simpson. “This agreement further validates our strategy to offer the industry a true end-to-end clinical documentation solution built upon a single, integrated technology platform that is supported by a global network of highly-professional medical language specialists. We believe that incorporating this model into an organization’s long-term strategic plans will over time make its entire clinical documentation process more accurate, more efficient and less costly.”
The system-wide transition of the 118 CHS facilities to Spheris’ ClarityTM suite of technology and services is expected to take place over the next 36 months. This means that by the end of the implementation roll-out, CHS will be outsourcing all of its medical transcription to Spheris, one of the leading global providers of clinical documentation technology and services. A pilot program with a select number of CHS hospitals resulted in significant overall improvements in both turnaround times and quality. These improvements are results that both parties expect to be replicated across CHS’ entire hospital system.
“Standardizing the medical transcription technology and services at our organization’s facilities should serve our company’s goals to improve quality and at the same time to reduce costs,” said Community Health Systems, Inc.’s Chairman, President and Chief Executive Officer Wayne T. Smith. “I’ve served on the Board of Directors of Spheris, Inc. for a number of years and have observed Spheris’ efforts to meet their customers’ clinical documentation goals, including timely turnaround requirements and demonstrable quality initiatives. We are looking forward to realizing the anticipated benefits of our new relationship with Spheris.”
Further underscoring Spheris’ competitive advantage in the medical transcription industry is CHS’ decision to make an equity investment in Spheris. As a new minority owner in the company, CHS will assume two positions on the Spheris Board of Directors. Effective Oct. 3, 2008, Martin G. Schweinhart and James W. Doucette, both CHS senior executives, joined the Spheris Board of Directors. At that same time, Wayne Smith, who had been an independent Spheris board member for more than seven years, stepped down from his position.
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Spheris and CHS / Oct. 8, 2008 / Page 2
The rest of the Spheris board of directors is comprised of Jonathan Bilzin, senior managing director of TowerBrook Capital Partners — New York; Robert Z. Hensley, former audit partner of Ernst & Young LLP; John A. Kane, former chief financial officer of IDX Systems Corporation; Michael J. King, former chairman and CEO of HealthScribe, Inc.; Neal Moszkowski, Co-CEO of TowerBrook Capital Partners — New York; and Steven E. Simpson, president and CEO of Spheris.
The foundation of Spheris’ Clarity suite of products is the newly released Cornerstone transcription and editing application, which includes intuitive back-end speech understanding technology by M*Modal. Clarity is an end-to-end clinical documentation solution that offers a variety of dictation capture options, transcription and speech recognition technologies, customer-facing HIM and physician applications, and distribution methods including integration with electronic health records.
About Spheris
Spheris is a leading global provider of clinical documentation technology and services to more than 500 health systems, hospitals and group practices throughout the U.S. Spheris offers a highly advanced, Web-based technology platform blended with Spheris’ outsource services. Spheris employs approximately 5,500 skilled medical language specialists supporting the company’s clients through a secure network. Using a Follow the Sunsm service strategy, customer support is provided 24 hours a day, 365 days a year with an emphasis on verifiable quality, turnaround time and pricing. Spheris’ corporate headquarters is located in Franklin, Tenn. For more information, please visit www.spheris.com.

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